This exchange offer or business combination is made for the securities of a foreign company. The offer is subject to disclosure requirements of a foreign country that are different from those of the United States. Financial statements included in the document, if any, have been prepared in accordance with foreign accounting standards that may not be comparable to the financial statements of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the federal securities laws, since the issuer is located in a foreign country, and some or all of its officers and directors may be residents of a foreign country. You may not be able to sue a foreign company or its officers or directors in a foreign court for violations of the U.S. securities laws. It may be difficult to compel a foreign company and its affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the issuer may purchase securities otherwise than under the exchange offer, such as in open market or privately negotiated purchases.

INTER RAO UES submitted to Russian FSFM the applications for registration of additional share issue

Moscow, August 13, 2012 - Open Joint Stock Company “INTER RAO UES” (“INTER RAO UES”, “Company”, ticker on MICEX-RTS, LSE (Reg S): IRAO; on LSE (Rule 144 A): IRAA), the largest diversified utilities holding in Russia, is pleased to announce that on August 10, 2012 INTER RAO UES (“Issuer”) has applied to the Russian Federal Service for Financial Markets (“FSFM”) for registration of additional INTER RAO UES share issue.

The Issuer has submitted applications to FSFM in respect of the following securities:

1.   Ordinary registered uncertified shares with a nominal value of 0.02809767 RUB each in the amount of 1,570,842,367,880 shares to be placed by conversion of the ordinary registered uncertified shares of JSC “OGK-1” into the ordinary registered uncertified shares INTER RAO UES upon accession.

2.   Ordinary registered uncertified shares with a nominal value of 0.02809767 RUB each in the amount of 1,899,520,470,080 shares to be placed by conversion of the ordinary registered uncertified shares of JSC “WGC-3” into the ordinary registered uncertified shares of INTER RAO UES upon accession.

3.   Ordinary registered uncertified shares with a nominal value of 0.02809767 RUB each in the amount of 1,906,933,789,345 shares to be placed by conversion of the ordinary registered uncertified shares of JSC INTER RAO - Energy Asset into the ordinary registered uncertified shares of INTER RAO UES upon accession.

4.   Ordinary registered uncertified shares with a nominal value of 0.02809767RUB each in the amount of 1,929,345,761,176 shares to be placed by conversion of the ordinary registered uncertified shares of JSC INTER RAO - Energy into the ordinary registered uncertified shares of INTER RAO UES upon accession.

5.   Ordinary registered uncertified shares with a nominal value of 0.02809767 RUB each in the amount of 628,538,084,315 shares to be placed by conversion of the ordinary registered uncertified shares of JSC Bashenergoaktiv into the ordinary registered uncertified shares of INTER RAO UES upon accession.

6.   Ordinary registered uncertified shares with a nominal value of 0.02809767 RUB each in the amount of 22,933,372,217 shares to be placed by conversion of the preference registered uncertified shares (type A) of JSC Bashenergoaktiv into the ordinary registered uncertified shares of INTER RAO UES upon accession.

The foregoing information is disclosed in compliance with the Securities Act of the Russian Federation.

For further information, please contact INTER RAO UES:

Irina Makarenko	Head of Investor Relations	+7 495 967-05-27 (ext. 2008)

makarenko_ia@interrao.ru

Anton Nazarov	Head of Public Relations	+7 495 967-05-27 (ext. 2208)

nazarov_aa@interrao.ru

Svetlana Chuchaeva	Head of Corporate Relations	+7 495 967-05-27 (ext.2081)

chuchaeva_sy@interrao.ru

INTER RAO UES is a diversified utilities holding headquartered in Moscow and managing assets in different countries. The company produces and sells electric energy and heat, trades energy on the international market, and engineers, designs and builds generating assets. INTER RAO UES Group owns and operates approximately 28,000 MW of installed power generating capacity. INTER RAO UES corporate strategy is focused on making the company a global energy enterprise and a key player in the international energy market.

Further information can be found at www.interrao.ru

This announcement is not intended to, and does not constitute, or form part of, an offer to sell or an invitation to purchase, exchange or subscribe for any securities in any jurisdiction. This announcement does not constitute a prospectus or a prospectus equivalent document.